Filed Pursuant to Rule 424(b)(5)
Registration No. 333-254808

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 26, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED MARCH 29, 2021

Shares

Common Stock

We are offering        shares of our common stock. Our common stock is listed on The Nasdaq Global Select Market under the symbol “RNWK.” On April 23, 2021, the last reported sale price of our common stock on The Nasdaq Global Select Market was $3.46 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement, page 3 of the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in our common stock.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriter.

We have granted the underwriter an option to purchase up to an additional                shares of our common stock.

The underwriter expects to deliver the shares of common stock to purchasers on                 , 2021.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Lake Street

The date of this prospectus supplement is                 , 2021

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in the accompanying prospectus, the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the underwriter have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus or any free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus or any free writing prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein or therein or any free writing prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any free writing prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein or any free writing prospectus, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus or any free writing prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus or any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus or any free writing prospectus outside the United States.

Unless the context indicates otherwise, references in this prospectus to “RealNetworks, Inc.,” the “Company,” “Real,” “we,” “our” and “us” refer, collectively, to RealNetworks, Inc., a Washington corporation, and its subsidiaries taken as a whole.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information that is contained elsewhere in this prospectus supplement or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before you decide to invest in our common stock, you should carefully read the entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, including the financial statements and related notes and other information incorporated by reference herein or therein and the matters set forth under the section of this prospectus supplement and the accompanying prospectus captioned “Risk Factors.”

Company Overview

RealNetworks invented the streaming media category in 1995 and continues to build on its foundation of digital media expertise and innovation. In recent years, we have leveraged our technical expertise and access to proprietary data sources to develop a new generation of artificial intelligence (AI)-based products and services. These products and services are designed to help customers be safer and smarter, and for their companies to be more efficient and more successful. The main two products and key investment initiatives in our AI portfolio are SAFR, our AI-based computer vision platform, and Kontxt, our natural language processing-based (NLP) message classification and analysis product.

SAFR leverages the power of AI to enhance security and convenience for our customers around the globe with fast, accurate, low-biased face recognition and additional person- and object-based AI capabilities. Kontxt is based on AI NLP analysis, allowing our customers to analyze and classify multiple billions of messages monthly in real time in order to protect end consumers from spam and fraud. Our focus on AI-based products and our data science resources allows us to be agile, continuously evolving, and rapidly creating new solutions to solve customers’ problems.

In addition to our AI solutions, our consumer products also feature GameHouse Original Stories, a unique IP portfolio of free-to-play and subscription mobile games, used by millions of players. Our consumer products also include ringback tones, which we sell to consumers through mobile operators, and the renowned RealPlayer, which introduced streaming to the world in 1995 and today provides millions of people worldwide a powerful way to stream, download, store, organize, and experience the rapidly expanding universe of digital media content. We also create video compression and enhancement technology, which we primarily license to OEMs, including manufacturers of mobile devices, smart TVs, and set-top boxes.

Growth Strategy

Real’s growth strategy is centered on our machine learning AI-based products and solutions, which are SAFR and Kontxt. We also see significant opportunities for growth with our free-to-play mobile games.

SAFR, our AI-based computer vision platform, is differentiated in the access control and video surveillance markets due to SAFR’s high accuracy and speed, compact size, and low bias. These assessments are supported in evaluations performed by the U.S. Department of Commerce’s National Institute of Standards and Technology, or NIST. Our global SAFR salesforce has created an ecosystem of partners, extending our distribution in commercial markets and ability to drive customer adoption. Highly compact and efficient, SAFR is a great solution for embedding computer vision directly in hardware products such as security cameras. Additional SAFR use cases include real-time automated surveillance, digital identity authentication, and touchless access control. We are also pursuing new customer needs that are emerging out of the pandemic. In addition, we are continuing to focus on delivering SAFR to Federal government agencies, building on momentum gained from the 2020 award of two Small Business Innovation Research, or SBIR, contracts with the United States Air Force. Revenue from our SAFR business for the fiscal year ended December 31, 2020 grew by 169% over the prior year, based on a report by Memoori research, is estimated SAFR’s total addressable market (TAM) at a combined $27.2 billion for the access control and video surveillance markets in 2019 with projected compound annual growth rates (CAGR) of 8.5% and 13.3%, respectively, for the period from 2019 to 2024.

Kontxt, our NLP message classification and analysis product, leverages RealNetworks’ extensive experience with mobile carriers and telecommunications partners, established throughout our history of providing various digital media services and messaging services. In partnership with Syniverse, our Metcalf intercarrier messaging platform processes approximately one billion SMS/MMS messages daily. Built upon this deep expertise in messaging, our Kontxt platform uses NLP to power intelligent traffic shaping, fraud detection, spam and smishing prevention. Revenue from our Kontxt business for the fiscal year ended December 31, 2020 grew by 131% over the prior year. According to a report by Mordor Intelligence, Kontxt’s TAM was $10.7 billion in 2020 for the natural language processing market, with a projected CAGR of 26.8% for the period from 2021 to 2026.

Our SAFR and Kontxt businesses are both accounted for within our Mobile Services segment. In fiscal year 2020, revenue from these two growth businesses comprised approximately 23% of total revenue for this segment, up from approximately 9% in the prior fiscal year.

GameHouse Original Stories is a third growth driver for RealNetworks, driven by our focus on free-to-play casual mobile games. With over 40 games, over 160 million downloads, and an average of approximately three million players per month, our GameHouse Original Stories are centered on creative narratives with rich character development and engaging storylines, as well as fun game play. During 2019, we began to shift our strategy to free-to-play games and away from premium mobile games. We now have three in-market free-to-play games, which generate revenue from player purchases of in-game goods and from advertising displayed to consumers during play. Our mobile games are digitally distributed through third-party application storefronts, such as the Apple App Store and Google Play, and are principally offered in North America, Europe and Latin America. In 2019, based on the mobile gaming market, the GameHouse Original Stories’ TAM was $68.5 billion based on management estimates on industry data, with a projected CAGR of 11.3% from 2020 to 2022. In the last five years, our mobile games sales, including both our traditional mobile game subscriptions and free-to-play games, has had a 24% CAGR.

Our core legacy businesses continue to be important parts of our company as they provide us with the financial ballast and capital for our new initiatives, customer and channel relationships, and data that has helped us bootstrap and continue to improve our AI products.

Financial Update

This financial information is preliminary, has been prepared by, and is the responsibility of, our management and is subject to change in connection with the completion of the Company’s financial statements for the quarter ended March 31, 2021 and the year ended December 31, 2021, as well as the fiscal years ended December 31, 2022 and 2023. In addition, the Company’s independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to this unaudited preliminary financial information and does not express an opinion or any other form of assurance with respect thereto. Accordingly, you should not place undue reliance on this information. Additional information and disclosures would be required for a more complete understanding of the Company’s financial condition, liquidity and results of operations as of March 31, 2021, December 31, 2021, December 31, 2022, and December 31, 2023.

While we have not finalized our full financial results as of and for the quarter ended March 31, 2021, we expect to report total revenue for the three months ended March 31, 2021 to be between $15.7 million and $15.9 million, and we expect to report that adjusted EBITDA loss will be an improvement over our first quarter 2020 adjusted EBITDA loss but a greater loss than our fourth quarter 2020 adjusted EBITDA loss.

In our Mobile Services segment, for the quarter ended March 31, 2021, we expect to report revenue from our SAFR business having grown 160% and revenue from our Kontxt business having grown 10% compared to the prior-year quarter with increases from our growth businesses offsetting lower revenue from our ringback tones business. Moreover, we expect SAFR and Kontxt revenue as a percentage of Mobile Services revenue to grow to 29% for the first quarter of 2021. We expect to report revenue for the quarter ended March 31, 2021 from our Consumer Media segment and Games segment as being relatively flat when compared to the prior-year quarter. In the Games segment, we expect revenue growth quarter over quarter related to our free-to-play business to be offset by revenue declines in our classic games business.

Beyond the first quarter, we expect full fiscal year 2021 revenue to be relatively flat when compared to revenue reported for the fiscal year ended December 31, 2020. We expect meaningful, double-digit revenue growth in fiscal year 2022 and fiscal year 2023 driven by our artificial intelligence-focused products, SAFR and Kontxt, as well as our Games business. We further expect that adjusted EBITDA losses for the full fiscal year 2021 will be greater than the full fiscal year 2020 adjusted EBITDA, as we invest in 2021 in our growth initiatives.

Adjusted EBITDA is a non-GAAP measure, which we calculate as GAAP net income (loss) including noncontrolling interests and excludes the impact of the following: interest income and interest expense; income tax expense; (gain) loss on equity and other investments, net; foreign currency (gain) loss; depreciation and amortization; fair value adjustments to contingent consideration liability; restructuring and other charges; and stock-based compensation.

Corporate Information

We were incorporated in 1994 in the State of Washington. Our common stock is listed on the NASDAQ Stock Market under the symbol “RNWK.” Our principal executive office is located at 1501 First Avenue South, Suite 600. Seattle, Washington 98134. Our telephone number is (206) 674-2700. Our website address is www.realnetworks.com. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus supplement.

THE OFFERING

Common stock to be offered	shares.

Common stock to be outstanding immediately after this offering	shares (or shares if the underwriter exercises its option to purchase additional shares in full).

Option to purchase additional shares	We have granted the underwriter a 30-day option to purchase up to additional shares.

Use of proceeds

We estimate that the net proceeds from our sale of shares of common stock in this offering will be approximately $         million (or approximately $         million if the underwriter exercises their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds that we receive from this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire, license or invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction. See the section titled “Use of Proceeds” in this prospectus supplement.

Nasdaq trading symbol	“RNWK”

Risk factors	See the section titled “Risk Factors” in this prospectus supplement and the other information included and incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

The number of shares of our common stock outstanding immediately after this offering is based on 38,423,511 shares of our common stock outstanding as of December 31, 2020, and excludes:

•

6,499,000 shares of common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of December 31, 2020, with a weighted-average exercise price of $2.97 per share;

•	1,803,000 shares of common stock issuable upon the settlement of restricted stock units, or RSUs, and restricted stock awards, or RSAs, outstanding as of December 31, 2020; and

•

3,685,000 shares of common stock reserved for future issuance under our stock-based compensation plans as of December 31, 2020, consisting of: 2,320,000 shares of common stock reserved for future issuance under our 2005 Stock Incentive Plan, or the 2005 Plan, and any additional shares that become available under our 2005 Plan pursuant to provisions thereof; and 1,365,000 shares of common stock reserved for future issuance under our 2020 Inducement Equity Incentive Plan, or the 2020 Plan, and any additional shares that become available under our 2020 Plan pursuant to provisions thereof.

Except as otherwise indicated, all information in this prospectus supplement assumes:

•	no exercise of outstanding options or settlement of RSUs or RSAs subsequent to December 31, 2020; and

•	no exercise of the underwriter’s option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth a summary of certain historical financial data as of and for the periods indicated. We derived the summary consolidated statement of operations data for the years ended December 31, 2020 and December 31, 2019, and the selected consolidated balance sheet data as of December 31, 2020 and December 31, 2019, from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The summary of our consolidated financial data set forth below should be read together with the consolidated financial statements and the related notes to those statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,
Consolidated Statement of Operations Data:	2020	2019
	(in thousands, except per share data)
Net revenue	$68,062	$65,802
Cost of revenue	16,465	17,226

Gross profit	51,597	48,576
Operating expenses:
Research and development	24,319	27,850
Sales, general, and administrative	38,373	44,836
Fair value adjustments to contingent consideration liability	(8,600)	1,000
Restructuring and other charges	2,529	1,954

Total operating expenses	56,621	75,640

Income (loss) from operations	(5,024)	(27,064)
Other income (expense):
Interest income, net	18	98
Gain on equity and other investments, net	111	12,338
Other income (expense), net	(164)	102

Income (loss) from continuing operations before income taxes	(5,059)	(14,526)
Income tax expense	55	702

Net income (loss) from continuing operations	$(5,114)	$(15,228)
Net income (loss) from continuing operations attributable to RealNetworks	$(4,830)	$(15,065)
Net income (loss) per share from continuing operations attributable to RealNetworks, basic and diluted	$(0.13)	$(0.40)
Basic and diluted shares used in per share calculations	38,272	37,994
Select Non_GAAP Financial Information:
Adjusted EBITDA(1)	$(8,565)	$(19,925)

(1)

We use Adjusted EBITDA, a non-GAAP financial measure, to help us evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. In addition to our results determined in accordance with GAAP, we believe Adjusted EBITDA is a meaningful measure of performance as it is commonly utilized by us and the investment community to analyze operating performance in our industry.

We define Adjusted EBITDA as net income (loss) from continuing operations adjusted for income tax expense, other non-operating income or expense, interest income or expense, depreciation and amortization, stock-based compensation, and other special items as determined by management, as applicable. The following table sets forth Adjusted EBITDA and a reconciliation from net income (loss), the most comparable GAAP measure, for the periods presented.

	Year Ended December 31,
	2020	2019
	(in thousands)
Net income (loss) from continuing operations	$(5,114)	$(15,228)
Income tax expense	55	702
Interest income, net	(18)	(98)
(Gain) loss on equity and other investments, net	(111)	(12,338)
Foreign currency (gain) loss	330	7
Acquisitions related intangible asset amortization	—	27
Depreciation and amortization	944	1,168
Fair value adjustments to contingent consideration liability	(8,600)	1,000
Restructuring and other charges	2,529	1,954
Stock-based compensation	1,420	2,881

Adjusted EBITDA	$(8,565)	$(19,925)

Adjusted EBITDA is a non-GAAP financial measure that reflects an additional way of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliation to the corresponding GAAP financial measure included in the table above, may provide a more complete understanding of factors and trends affecting our business. This non-GAAP financial measure should not be relied upon to the exclusion of GAAP financial measures.

We believe that the non-GAAP measure disclosed herein is only useful as an additional tool to help management and investors make informed decisions about our financial and operating performance. By definition, non-GAAP measures do not give a full understanding of our performance. To be useful, they must be used in conjunction with the comparable GAAP measures. In addition, non-GAAP financial measures are not standardized. It may not be possible to compare our financial measures with other companies’ non-GAAP financial measures having the same or similar names. We strongly encourage investors to review our consolidated financial statements and the notes thereto in their entirety and not to rely on any single financial measure.

	As of December 31, 2020
Selected Consolidated Balance Sheet Data:	Actual	As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$23,940
Working capital, excluding cash and cash equivalents	1,148
Total assets	81,756
Debt	2,895
Common stock	38
Accumulated other comprehensive loss	(60,641)
Accumulated deficit	(548,862)
Total liabilities and equity	81,756

(1)

Reflects the receipt of approximately $         million in net proceeds from the sale and issuance by us of          shares of common stock in this offering at the public offering price of ‘$         per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as all other information included in this prospectus supplement, the accompanying prospectus and in our other filings with the SEC incorporated by reference into this prospectus supplement before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition, operating results, prospects and ability to accomplish our strategic objectives could be materially harmed. As a result, the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and the market price of our common stock.

Risks Related to this Offering

We have broad discretion to use the net proceeds from this offering, and our investment of these proceeds may not yield a favorable return. We may invest the proceeds of this offering in ways you disagree with.

We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. Accordingly, investors will need to rely on our judgment with respect to the use of these proceeds. Unless otherwise provided in this prospectus supplement, we currently expect to use the net proceeds that we receive from this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire, license or invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction. The expected use of net proceeds of this offering represents our current intentions based on our present plans and business conditions. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering. Pending these uses, we plan to invest the net proceeds of this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. We could spend the proceeds from this offering in ways that our stockholders may not agree with or that do not yield a favorable return. You will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, results of operations and growth prospects could be materially adversely affected, and the market price of our common stock could decline.

Risks Related to the COVID-19 Pandemic

Our operating plans and financial condition have been adversely affected by the various impacts of the COVID-19 pandemic, and we expect to experience continued adverse effects in future periods in connection with the ongoing public health and safety, governmental, and economic implications.

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus that causes COVID-19 to be a global pandemic. As the virus spread throughout 2020, across the U.S. and the world, authorities implemented numerous measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, business limitations, and shutdowns. In addition to the pandemic’s widespread impact on public health and global society, reactions to the pandemic as well as measures taken to contain the virus initially caused significant turmoil to the global economy and financial markets. To address the public health and safety concerns, we have taken steps to support the health and well-being of our employees, customers, partners and communities, which include working remotely and learning to operate our businesses in a fundamentally different way.

To date, we have had to change certain strategy and product plans in order to address implications of the pandemic to our businesses and, in particular, to our growth initiatives. Although forced to furlough some employees in the early days of the pandemic, we were able to bring those employees back to work during the second quarter of 2020. We also reduced expenditures during the year in an effort to efficiently manage our businesses in the restricted and uncertain climate, although we continue to face risk related to fixed facilities costs given the uncertain post-pandemic future of the use of physical office space. In addition, the initial turmoil in financial markets contributed to significant downward pressure on our stock price early in the pandemic. We cannot provide assurance that the actions we have taken will be sufficient, or that conditions will improve as the pandemic, and reactions thereto, continue to evolve.

The COVID-19 pandemic and the resultant economic instability and financial market turmoil has added complexity, uncertainty and risk to nearly all aspects of our business. We are unable to fully predict the near-term and long-term impacts that the pandemic will have on our results from operations, financial condition, liquidity and cash flows for fiscal 2021 or beyond.

Risks Related to our Strategy

Our growth initiatives could take longer than planned, be unsuccessful, or deplete our cash resources, any of which would have a material adverse effect on the performance of our businesses and financial results, and could cause us to pursue additional debt or other funding sources.

In recent years, we have developed new products and technologies, and funded initiatives, intended to create growth in our businesses, while simultaneously taking steps to reduce costs and increase profitability. These growth initiatives, several of which have been unsuccessful over recent years, have impacted all segments of our organization, requiring us to allocate limited resources among our diverse business units. Our financial sustainability is largely dependent on the success of our growth initiatives, and there are many risks to that success, some of which are internal to our company, including our ability to develop and monetize our products and services, and some of which are externally driven and outside of our control, such as the potential impact of macroeconomic pressures and global pandemics. In particular, progress with our growth initiatives was negatively impacted by various reactions to the global outbreak of the coronavirus that causes COVID-19, such as travel restrictions, community lockdowns, tightening of corporate budgets, reduction in consumer confidence, and instability in financial markets. We cannot predict the duration or severity of these reactions or impacts to our business and, if prolonged, our cash reserves may prove insufficient, requiring us to pursue additional debt or other funding sources.

Given the ambitious and significant nature of our growth initiatives, there is substantial risk that we may be unsuccessful in implementing our plans in a timely manner, our cash reserves may be depleted or insufficient to fully implement our plans, our growth initiatives may not gain adequate momentum, or the combination of our growth initiatives and cost reductions may not prove to be profitable. Moreover, our acceptance of outside funding for any of our growth businesses, such as Scener’s 2020 fundraising, exposes us to new risks and potential liabilities, including possible payment obligations and securities liability. Our business would suffer, and our operational results and financial outlook would be negatively impacted to a significant degree in the event that any of our growth initiatives fail.

In August 2019, RealNetworks and Napster entered into a loan agreement with a third-party financial institution. Following the December 2020 sale of Napster to MelodyVR, the loan agreement was amended to remove Napster as a co-borrower and, among other modifications, to reduce the amount available under the revolving line of credit to a maximum of $6.5 million. The loan agreement, as amended, matures August 1, 2022 and contains customary covenants, including financial covenants, minimum EBITDA levels, and maintaining an unrestricted cash balance of $1.5 million. We have not had a debt facility in our recent past, therefore the entry into this facility has introduced new risks to the company, including the risk that constraints around covenants may lead to less flexibility in operational decision making, the risk of default and various implications thereof, and the potential increase in liabilities on our balance sheet in the event that we draw down the line of credit.

In April 2020, following an assessment of eligibility and upon approval by our Board of Directors, RealNetworks issued a promissory note in the principal amount of $2.9 million pursuant to the Paycheck Protection Program, or PPP, of the CARES Act. In May 2020, Napster, then-majority owned by RealNetworks though it maintained distinct legal status and control, issued its own promissory note in the principal amount of $1.7 million pursuant to the PPP. On April 23, 2020, the Small Business Administration issued new guidance that introduced some uncertainty as to whether a public company with substantial market value and access to capital markets would qualify for participation in the PPP. Subsequently, on April 28, 2020 the Secretary of the Treasury and Small Business Administration announced that the government would review all PPP loans of more than $2 million for which the borrower applied for forgiveness. While we believe that RealNetworks and Napster fully qualified for the loans, should we be audited or reviewed by the U.S. Department of the Treasury as a result of filing an application for forgiveness or otherwise, such audit or review could result in the diversion of management’s time and attention and legal and reputational costs. RealNetworks applied for forgiveness of its PPP loan in January 2021; Napster applied for forgiveness of its PPP loan in December 2020. If an audit were to be conducted and an adverse finding received, all or a portion of the PPP loan could be required to be returned, which would reduce our liquidity and potentially result in fines and penalties.

The inability to obtain additional debt, whether through draws on our current line of credit or through a new debt facility, or the raising of funds through other means, could negatively impact our liquidity and ability to invest in our growth initiatives, or cause us to consider funding that would impact our governance structure. The occurrence of these or any of the risks described above would impair our financial results and stock price.

We need to successfully monetize our new products and services in order to sustain and grow our businesses, and manage our cash resources.

In order to sustain our current level of business and to implement our growth initiatives, we must successfully monetize our new products and services, including through existing and new relationships with distribution partners, establishing new sales channels, and managing new supply chains. Our digital media products and services must be attractive and useful to distribution partners and end users. The successful acceptance and monetization of these products and services, therefore, is subject to unpredictable and volatile factors beyond our control, including end-user preferences, competing products and services, the rapid pace of change in the market, the effectiveness of our distribution channels, and significant global crises. Any failure by us to timely and accurately anticipate consumers’ changing needs and preferences, emerging technological trends and data privacy norms, or changes in the competitive or regulatory landscape for our products and services could result in a failure to monetize our new products or the loss of market opportunities, both of which we have experienced at various times in our past.

Our growth initiatives are highly dependant on the performance of mobile telecommunications carriers, distributors, and resellers. We distribute our messaging platform services, such as Kontxt, through a limited number of mobile telecommunications carriers. Our SAFR sales channel includes distributors and resellers, as well as sales directly to end users. The financial condition, performance, and demand of our products and services through these mobile telecommunications carriers, distributors, and resellers could deteriorate, weakening our ability to sell our products and services, causing a material negative impact on our financial results.

Moreover, in order to grow our new businesses, we must make long-term investments, develop or obtain appropriate intellectual property and commit significant resources before knowing whether the products and services that we are developing or have introduced will meet the demands of the relevant market. As we have experienced, we may not realize a sufficient return, or may experience losses, on these investments, thereby further straining our limited cash resources and negatively affecting our ability to pursue other needed growth or strategic opportunities.

Sustaining and growing our businesses, and managing our cash resources, are subject to these risks inherent in developing, distributing and monetizing our new products and services. Our failure to manage these risks could further impair our operations and financial results to a material degree, and could cause an unsustainable depletion of our cash resources.

Furthermore, our products and services have been in the past and may be in the future subject to legal challenge. Responding to any such claims may require us to enter into royalty and licensing agreements on unfavorable terms, require us to stop distributing or selling, or to redesign our products or services, or to pay damages, any of which could constrain our growth plans and cash resources.

Our businesses, including in connection with our growth initiatives, face substantial competitive challenges that may impair our success, thus negatively impacting our future growth.

Our digital media products and services, including legacy and products/services central to our growth initiatives, face a wide variety of competitors, many of which have longer operating histories, greater name or brand recognition, deeper and more expansive market penetration, more employees, and significantly greater resources than we do. In addition, current and potential competitors may include relatively new businesses that develop or use innovative technologies, products or features that could disrupt the market for technologies, products or features that we currently develop and market or seek to develop and market. In attempting to compete with any or all of these competitors, we may experience, as we have in the past, some or all of the following consequences, any of which would adversely affect our operating results and the trading price of our stock:

•	reduced prices or margins;

•	loss of current and potential customers, or partners and potential partners who distribute our products and services or who provide content that we distribute to our customers;

•	changes to our products, services, technologies, licenses or business practices or strategies;

•	lengthened sales cycles;

•	inability to meet demands for more rapid sales or development cycles;

•	industry-wide changes in content distribution to customers or in trends in consumer consumption of digital media products and services;

•	pressure to prematurely release products or product enhancements; or

•	degradation in our stature or reputation in the market.

Our Consumer Media technologies for media playback and production (RealPlayer, RealMedia VB and RealMedia HD) compete with alternative media playback technologies and audio and video content formats that have obtained broad market penetration. RealMedia VB and RealMedia HD are codecs, technology that enables compression and decompression of the media content in a (usually proprietary) format. We license our codec technology primarily to computer, smartphone and other mobile device manufacturers, and also to other partners that can support our efforts to build a strong ecosystem, like content providers and integrated circuit developers. To compete effectively, codec technologies must appeal to, and be adopted for use by, a wide range of parties: producers and providers of media content, consumers of media content, and device manufacturers who pre-load codec technologies onto their devices. Our ability to sustain or grow this business, which has recently experienced downward pressure, is dependent on the successful promotion and adoption of our codec technologies to a wide and diverse target market, which is a complex and highly uncertain undertaking. If we are unable to compete successfully, our Consumer Media business could decline as it has in the recent past or on a more accelerated basis.

The market for our Mobile Services business is highly competitive and continues to rapidly evolve. Our SaaS services face competition from a proliferation of applications and services, many of which carriers can deploy or offer to their subscribers, or which consumers can acquire independently of their carrier. We expect pricing pressure in this business to continue to materially impact our operating results in this business. Our Mobile Services growth initiatives compete with a wide variety of companies, as small startups and well established, heavily resourced global companies race to develop AI-based technologies and launch products in the computer vision market. The success of these initiatives is highly dependent on our ability to differentiate our product offering within this highly competitive environment.

The branded services in our Games business compete with other developers, aggregators and distributors of mobile, online, and downloadable games. Our competitors vary in size and capabilities, some of which have high volume distribution channels and greater financial resources than we do; while others may be smaller and more able to quickly or efficiently adjust to market conditions. We also face significant price competition in the casual games market, as our competitors increasingly focus on free-to-play games or reduce prices more aggressively. We expect competition to continue to intensify in this market. Our games development studios compete primarily with other developers of mobile, online, and downloadable games, and must continue to develop popular and high-quality game titles. Our Games business must also continue to execute on opportunities to expand the play of our games on a variety of non-PC platforms, including mobile, in order to maintain our competitive position and to grow the business. Moreover, continued growth in our Games business is in part dependent on the availability of funds to invest in marketing, which availability cannot be assured.

Issues with the use of artificial intelligence, or AI, in our offerings could result in reputational harm or liability.

Certain of our growth initiatives are centered around AI-based products and solutions, and we expect these initiatives to comprise an increasing percentage of our go-forward business. We envision a future in which our AI-based products and solutions help our customers live safer, smarter, more efficiently, and more successfully. As with many disruptive innovations, AI presents risks and challenges that could affect its adoption, and therefore our business. AI algorithms may be flawed. Datasets may be insufficient or contain biased information. Inappropriate or controversial data practices by us, our distribution network, our end users, or others could impair the acceptance of AI solutions. These deficiencies could undermine the decisions, predictions, or analysis AI applications produce, subjecting us to competitive harm, legal liability, and brand or reputational harm. Some AI scenarios present ethical issues. If we enable or offer AI solutions that are controversial because of their impact on privacy, employment, or other social issues, we may experience brand or reputational harm.

Risks Related to our Operations

Our operating results are difficult to predict and may fluctuate, which may contribute to weakness or volatility in our stock price.

The trading price for our common stock has been in steady decline for many years, though, particularly more recently, has also been vulnerable to significant volatility caused by general market conditions or unusual stock-specific trading activity. There can be no assurance that our common stock will not experience additional, and potentially more significant, volatility in the future caused by unpredictable external factors. In addition, as a result of the rapidly changing markets in which we compete, and restructuring, impairment and other one-time events specific to us, our operating results may fluctuate or decline from period to period, which may contribute to weakness or volatility in our stock price. Moreover, the general difficulty in forecasting our operating results and identifying meaningful performance metrics, especially when factoring in our growth initiatives, could result in actual results that differ materially from expected results, again causing weakness and volatility in our stock price. Compounding these internal factors are external factors, such as the significant instability in global financial markets experienced over the past year, that will impact our operating results and stock price, potentially driving our stock price to record lows as occurred in 2020 or to significant activity levels as occurred in early 2021.

The difficulty in forecasting our operating results may also cause over- or under-investment in certain growth initiatives, as such investment is often planned based on expected financial results, thus causing more severe fluctuations in operating results and, likely, further volatility in our stock price.

Further, because our common stock is listed on the Nasdaq Global Select Market, we must meet Nasdaq’s continued listing requirements, in particular, financial requirements that include maintaining a minimum bid price of at least $1.00. In April 2020, we received a letter from the Listing Qualifications Department of the Nasdaq Global Select Market indicating that, based upon the closing bid price of our common stock for the 30 consecutive business day period from March 11, 2020 to April 23, 2020, we did not meet the minimum bid price of $1.00 per share required for continued listing on Nasdaq. In June 2020, we received a second letter from Nasdaq Staff indicating that we had regained compliance with Nasdaq Listing Rule 5450(a)(1) based on its determination that the closing bid price of our common stock had been at $1.00 per share or greater for the 10 business days from May 15 to May 29, 2020. Although we are currently in compliance with all applicable continued listing requirements and have received no contradictory notification from Nasdaq, our stock price could again fall below the $1.00 minimum as a result of valuation pressure, stock-specific trading activity or general declines in the stock market. We regularly monitor our compliance with Nasdaq’s continued listing requirements, and, as necessary, our Board will consider the implementation of various measures intended to support continued compliance.

Any impairment to our goodwill, definite-lived, and right-of-use operating lease assets could result in a material charge to our earnings.

In accordance with GAAP, we test goodwill for possible impairment on an annual basis or more frequently in the event of certain indications of possible impairment. We review definite-lived and operating lease assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. These events or circumstances could include a significant change in the business climate, including a significant sustained decline in a reporting unit’s fair value, changes in our operating plans and forecasts, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of our business, a significant sustained decline in our market capitalization and other factors. If we were to determine that an impairment had occurred, we would be required to record an impairment charge, which could have a material negative, and unanticipated, impact on our financial results.

Risks Related to Regulations and Other External Factors

Government regulation of the Internet, facial recognition technology, artificial intelligence and other related technologies is evolving, and unfavorable developments could have an adverse effect on our operating results.

We are subject to regulations and laws specific to the marketing, sale and delivery of goods and services. These laws and regulations, which continue to evolve, cover taxation, user privacy, data collection and protection, copyrights, electronic contracts, sales procedures, automatic subscription renewals, credit card processing procedures, consumer protections, digital games distribution, broadband Internet access and content restrictions. We cannot guarantee that we have been or will be fully compliant in every jurisdiction, as it is not entirely clear how existing laws and regulations governing issues such as privacy, taxation and consumer protection apply or will be enforced with respect to the products and services we sell. Moreover, as Internet commerce continues to evolve, increasing regulation and/or enforcement efforts by federal, state and foreign agencies and the prospects for private litigation claims related to our data collection, privacy policies or other e-commerce practices become more likely. In addition, the adoption of any laws or regulations or the imposition of other legal requirements that adversely affect our ability to market, sell, and deliver our products and services could decrease our ability to offer or customer demand for our service offerings, resulting in lower revenue. Moreover, in the U.S., certain states have and more states may impose stricter privacy laws that may impact accepted business practices. We cannot provide assurance that the changes that we have adopted to our business practices will be compliant or that new compliance frameworks such as this will not have a negative impact on our financial results.

In addition, through the operation of our SAFR product, we are subject to regulations and laws generally and specifically applicable to the provision of facial recognition technology. New laws and regulations are under discussion and those that exist are untested, thus we cannot guarantee that we have been or will be fully compliant in every jurisdiction. Moreover, the voluntary development of norms, standards, and best practices by companies providing facial recognition and similar technology could require modifications to our technology or practices that may be costly or incompatible with our financial model.

As we pursue further sales of our SAFR product to governmental agencies, such as the Small Business Innovation Research (SBIR) contracts with the U.S. Air Force in 2020, we may become subject to more extensive contracting rules, standards, and audits.

Future regulations, or changes in laws and regulations or their existing interpretations or applications, could require us to further change our business practices, raise compliance costs or other costs of doing business and result in additional historical or future liabilities for us, resulting in adverse impacts on our business and our operating results.

As a consumer-facing business, we receive complaints from our customers regarding our consumer marketing efforts and our customer service practices. Some of these customers may also complain to government agencies, and from time to time, those agencies have made inquiries to us about these practices. In addition, we may receive complaints or inquiries directly from governmental agencies that have not been prompted by consumers. We cannot provide assurance that governmental agencies will not bring future claims, as they have on occasion in the past, regarding our marketing, or consumer services or other practices.

We face financial and operational risks associated with doing business in non-U.S. jurisdictions and operating a global business, that have in the past and could in the future have a material adverse impact on our business, financial condition and results of operations.

A material portion of our revenue is derived from sales outside of the U.S. and most of our employees are located outside of the U.S. Consequently, our business and operations depend significantly on global and national economic conditions and on applicable trade regulations and tariffs. For example, our business in China could be negatively affected by an actual or perceived lack of stability or consistency in U.S.-China trade policy. The growth of our business is also dependent in part on successfully managing our international operations. Our non-U.S. sales, purchases and operations are subject to risks inherent in conducting business abroad, many of which are outside our control, including the following:

•	periodic local or geographic economic downturns and unstable political conditions;

•	price and currency exchange controls;

•	fluctuation in the relative values of currencies;

•	difficulty in repatriating funds, whether as a result of tax laws or otherwise;

•	compliance with current and changing tax laws, and the coordination of compliance with U.S. tax laws and the laws of any of the jurisdictions in which we do business;

•	difficulties protecting intellectual property;

•	compliance with labor laws and other laws governing employees;

•	local labor disputes;

•	changes in trading policies, regulatory requirements, tariffs and other barriers, or the termination or renegotiation of existing trade agreements;

•	impact of changes in immigration or other policies impacting our ability to attract, hire, and retain key talent;

•	potential implications resulting from the outbreak of disease on a global scale or localized in countries in which we do business or have employees; and

•	difficulties in managing a global enterprise, including staffing, collecting accounts receivable, and managing suppliers, distributors and representatives.

Because consumers may consider the purchase of our digital entertainment products and services to be a discretionary expenditure, their decision whether to purchase our products and services may be influenced by macroeconomic factors that affect consumer spending such as unemployment, access to credit, negative financial news, and declines in income. In addition, mobile telecommunication carriers and other business partners may reduce their business or advertising spending with us or for our products and services they distribute to users in the face of adverse macroeconomic conditions, such as financial market volatility, government austerity programs, tight credit, and declines in asset values. We have in the past recorded material asset impairment charges due in part to weakness in the global economy, and we may need to record additional impairments to our assets in future periods in the event of renewed weakness and uncertainty in the global or a relevant national economy. Accordingly, any significant weakness in the national and/or global economy could materially impact our business, financial condition and results of operations in a negative manner.

Our international operations involve risks inherent in doing business globally, including difficulties in managing operations due to distance, language, cultural differences, local economic conditions, outbreak of diseases, different or conflicting laws and regulations, taxes, and exchange rate fluctuations. The functional currency of our foreign subsidiaries is typically the local currency of the country in which each subsidiary operates. We translate our subsidiaries’ revenues into U.S. dollars in our financial statements, and continued volatility in foreign exchange rates may result in lower reported revenue or net assets in future periods. If we do not effectively manage any of the risks inherent in running our international businesses, our operating results and financial condition could be harmed. As another example, the COVID-19 pandemic has resulted in travel and work restrictions globally, and may further disrupt our ability to produce and sell products. We continue to monitor the impacts of the pandemic to our business, as well as rapidly evolving expectations regarding its severity and duration. We are unable to predict the full effects of this pandemic on our operations and financial results.

Our business is conducted in accordance with existing international trade relationships, and trade laws and regulations. Changes in geopolitical relationships and laws or policies governing the terms of foreign trade, such as the recent rise in protectionist politics and economic nationalism, could create uncertainty regarding our ability to operate and conduct commercial relationships in affected jurisdictions, which could have a material adverse effect on our business and financial results. Additionally, our global operations may also be adversely affected by political events, domestic or international terrorist events and hostilities or complications due to natural or human-caused disasters. These uncertainties could have a material adverse effect on the continuity of our business and our results of operations and financial condition.

Our business and operating results will suffer and we may be subject to market risk and legal liability if our systems or networks fail, become unavailable, unsecured or perform poorly so that current or potential users do not have adequate access to our products, services and websites.

Our ability to provide our products and services to our customers and operate our business depends on the continued operation and security of our information systems and networks and those of our service providers. A significant or repeated reduction in the performance, security or availability of our information systems and network infrastructure or that of our service providers could harm our ability to conduct our business, and harm our reputation and ability to attract and retain users, customers, advertisers and content providers. Many of our products are interactive Internet applications that by their very nature require communication between a client and server to operate.

We sell many of our products and services through online sales transactions directly with consumers, and their credit card information is collected and stored by our payment processors. The systems of our third party service providers may not prevent future improper access or disclosure of credit card information or personally identifiable information. We have a privacy policy concerning the collection, use and disclosure of user data involved in interactions between our client, third party payment providers, and server products. A security breach that leads to disclosure of consumer account information, or any failure by us to comply with our posted privacy policy or existing or new privacy legislation, could harm our reputation, impact the market for our products and services, or subject us to litigation. We have on occasion experienced system errors and failures that caused interruption in availability of products or content or an increase in response time. Problems with our systems and networks, or the third party systems and networks that we utilize, could result from a failure to adequately maintain and enhance these systems and networks, natural disasters and similar events, power failures, intentional actions to disrupt systems and networks and many other causes. Many of our services do not currently have fully redundant systems or a formal disaster recovery plan, and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage.

Changes in regulations applicable to the Internet and e-commerce that increase the taxes on the services we provide could materially harm our business and operating results.

As Internet commerce continues to evolve, increasing taxation by state, local or foreign tax authorities becomes more likely. For example, taxation of electronically delivered products and services or other charges imposed by government agencies may also be imposed. We collect transactional taxes and we believe we are compliant and current in all jurisdictions where we have a collection obligation for transaction taxes. Any regulation imposing greater taxes or other fees for products and services could result in a decline in the sale of products and services and the viability of those products and services, harming our business and operating results. A successful assertion by one or more states or foreign tax authorities that we should collect and remit sales or other taxes on the sale of our products or services could result in substantial liability for past sales.

In those countries where we have a tax obligation, we collect and remit value added tax, or VAT, on sales of “electronically supplied services” provided to European Union residents. The collection and remittance of VAT subjects us to additional currency fluctuation risks.

Changes in accounting standards and subjective assumptions, estimates, and judgments by management related to complex accounting matters could significantly affect our financial results or financial condition.

We prepare our financial statements in conformity with GAAP. These accounting principles are subject to interpretation or changes by the Financial Accounting Standards Board, or FASB, and the SEC, and new accounting pronouncements and varying interpretations of accounting standards and practices have occurred in the past and are expected to occur in the future. Moreover, our financial statements require the application of judgments and estimates regarding a wide range of matters that are relevant to our business, such as revenue recognition, asset impairment and fair value determinations, and the acquisition method of accounting and its related estimated fair value amounts. Changes in accounting standards or practices, or in our judgments and estimates underlying accounting standards and practices, could harm and/or materially impact our operating results and/or financial condition. Changes to existing accounting rules or to our judgments and estimates underlying those rules could materially impact our reported operating results and financial condition.

We may be subject to additional income tax assessments and changes in applicable tax regulations could adversely affect our financial results.

We are subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes, income taxes payable, and net deferred tax assets. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different than that which is reflected in our historical financial statements. An audit or litigation can result in significant additional income taxes payable in the U.S. or foreign jurisdictions which could have a material adverse effect on our financial condition and results of operations.

Risks Related to our Governance and Capital Structure

Our Chairman of the Board and Chief Executive Officer beneficially owns 38.5% of our common stock, which gives him significant control over certain major decisions on which our shareholders may vote or which may discourage an acquisition of us.

Robert Glaser, our Chairman of the Board and Chief Executive Officer, beneficially owns 38.5% of our common stock. As a result, Mr. Glaser and his affiliates will have significant influence to:

•	elect or defeat the election of our directors;

•	amend or prevent amendment of our articles of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the shareholders for vote.

Furthermore, on February 10, 2020, we entered into a Series B Preferred Stock Purchase Agreement with Mr. Glaser pursuant to which Mr. Glaser invested approximately $10.0 million in RealNetworks in exchange for the issuance to him of approximately 8 million shares of our Series B Preferred Stock, par value $0.001 per share. The rights, preferences, limitations, and powers of the Series B Preferred Stock are set forth in and governed by the designation of rights and preferences of Series B Preferred Stock filed with the Secretary of State of the State of Washington. Those rights, preferences, limitations, and powers include the right to proportional adjustment and the right to any dividends or distributions declared with regard to our common stock, but the Series B Preferred Stock has no voting or consent rights, has no liquidation preference, has no preferred dividend, and has limitations on transferability. Each share of Series B Preferred Stock is convertible into one share of our common stock, however no conversion is permitted in the event that it would cause Mr. Glaser’s beneficial ownership of our common stock to exceed the 38.5% threshold set forth in our shareholder rights plan dated November 30, 2018.

The stock ownership of Mr. Glaser may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of RealNetworks, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Provisions of our charter documents, shareholder rights plan, and Washington law could discourage our acquisition by a third party.

Our articles of incorporation provide for a strategic transactions committee of the board of directors. Without the prior approval of this committee, and subject to certain limited exceptions, the board of directors does not have the authority to:

•	adopt a plan of merger;

•

authorize the sale, lease, exchange or mortgage of assets representing more than 50% of the book value of our assets prior to the transaction or on which our long-term business strategy is substantially dependent;

•	authorize our voluntary dissolution; or

•	take any action that has the effect of any of the above.

Mr. Glaser has special rights under our articles of incorporation to appoint or remove members of the strategic transactions committee at his discretion that could make it more difficult for RealNetworks to be sold or to complete another change of control transaction without Mr. Glaser’s consent. RealNetworks has also entered into an agreement providing Mr. Glaser with certain contractual rights relating to the enforcement of our charter documents and Mr. Glaser’s roles and authority within RealNetworks. These rights and his role as Chairman of the Board of Directors, together with Mr. Glaser’s significant beneficial ownership, create unique potential for concentrated influence of Mr. Glaser over potentially material transactions involving RealNetworks and decisions regarding the future strategy and leadership of RealNetworks.

We adopted a shareholder rights plan in December 1998, which was amended and restated in December 2008, amended in April 2016 and February 2018, and again amended and restated in November 2018. The plan provides that shares of our common stock have associated preferred stock purchase rights, the exercise of which would make the acquisition of RealNetworks by a third party more expensive to that party, having the effect of discouraging third parties from acquiring RealNetworks without the approval of our board of directors, which has the power to redeem these rights and prevent their exercise.

Washington law imposes restrictions on some transactions between a corporation and certain significant shareholders. The foregoing provisions of our charter documents, shareholder rights plan, our agreement with Mr. Glaser, and Washington law, as well as our charter provisions that provide for a classified board of directors and the availability of “blank check” preferred stock, could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions may therefore have the effect of limiting the price that investors might be willing to pay in the future for our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates, and projections about RealNetworks’ industry, products, management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements. All statements contained in this prospectus supplement that do not relate to matters of historical fact should be considered forward-looking statements. Forward-looking statements include, but are not limited to, statements with respect to:

•	the expected benefits and other consequences of our growth plans, strategic initiatives, and restructurings;

•	our expected introduction, and related monetization, of new and enhanced products, services and technologies across our businesses;

•

future revenues, operating expenses, income and other taxes, tax benefits, net income (loss) per diluted share available to common shareholders, acquisition costs and related amortization, and other measures of results of operations;

•

the effects of our past acquisitions, including our January 2019 acquisition of a controlling interest in Napster and subsequent sale of our entire Napster interest in December 2020, and expectations for future acquisitions and divestitures;

•	plans, strategies and expected opportunities for future growth, increased profitability and innovation;

•	our expected financial position, including liquidity, cash usage and conservation, and the availability of funding or other resources, and the potential for forgiveness of certain loans;

•	the effects of legislation, regulations, administrative proceedings, court rulings, settlement negotiations and other factors that may impact our businesses;

•	the continuation and expected nature of certain customer relationships;

•	impacts of competition and certain customer relationships on the future financial performance and growth of our businesses;

•

our involvement in potential claims, legal proceedings and government investigations, and the potential outcomes and effects of such potential claims, legal proceedings and governmental investigations on our business, prospects, financial condition or results of operations;

•	the effects of U.S. and foreign income and other taxes on our business, prospects, financial condition or results of operations;

•	the effect of economic and market conditions, including global pandemics and financial crises, on our business, prospects, financial condition or results of operations; and

•	our anticipated use of the proceeds from this offering.

You should refer to the “Risk Factors” section of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein or any free writing prospectus for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering will prove to be accurate. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, which although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of shares of common stock in this offering will be approximately $         million (or approximately $         million if the underwriter exercises their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus supplement. We currently expect to use the net proceeds that we receive from this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire, license or invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction. The expected use of net proceeds of this offering represents our current intentions based on our present plans and business conditions. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering. Pending these uses, we plan to invest the net proceeds of this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. The expected use of net proceeds of this offering represents our current intentions based upon our present plans and business conditions. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering. Pending such uses, we plan to invest the net proceeds of this offering in short and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DESCRIPTION OF CAPITAL STOCK

General

As of April 1, 2021, our authorized capital stock consisted of 310,000,000 shares. Those shares consisted of (1) 250,000,000 shares designated as common stock, $0.001 par value per share, and (2) 60,000,000 shares designated as preferred stock, $0.001 par value per share, 200,000 of which were designated Series A preferred stock, $0.001 par value per share, and 8,100,000 of which were designated as Series B preferred stock, $0.001 par value per share. The following summary of certain provisions of the common stock and preferred stock does not purport to be complete though we believe it contains all the material provisions, and is subject to, and qualified in its entirety by, the provisions of our articles of incorporation and by the provisions of applicable law.

Preferred Stock

As of April 1, 2021, there were no shares of our Series A preferred stock outstanding and 8,064,516 shares of our Series B preferred stock outstanding. Pursuant to our articles of incorporation, our board of directors has the authority, without further action or vote by the shareholders, to issue up to 60,000,000 shares of preferred stock in one or more series and to fix and determine the relative rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and to fix the number of shares constituting any series and the designations of such series. Any shares of preferred stock so issued may have priority over the common stock with respect to dividend or liquidation rights or both.

We have no current intention to issue any additional shares of preferred stock, except with respect to the Rights Plan (defined below). Our board of directors has designated 200,000 shares of Series A preferred stock for issuance pursuant to the Rights Plan. See “— Shareholder Rights Plan.” Our board of directors, without shareholder approval, may issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock, either pursuant to the Rights Plan, or otherwise. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of us or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

Series B Preferred Stock

Our Series B preferred stock ranks pari passu with our common stock and junior to all other series of preferred stock with respect to the payment of dividends and to the distribution of assets upon liquidation, dissolution or winding up.

Subject to the prior and superior right of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series B preferred stock with respect to dividends, the holders of shares of Series B preferred stock shall be entitled to receive dividends or distributions when, as and if declared by the board of directors for the holders of shares of common stock (other than a dividend payable solely in shares of common stock), on a pari passu basis with the holders of shares of Common Stock. Dividends shall not accrue on outstanding shares of Series B preferred stock unless otherwise determined by the board of directors with respect to any dividends payable to holders of shares of common stock, in which case dividends on shares of Series B preferred stock shall accrue and be payable according to the same terms and conditions as those applicable to the common stock as determined by the board of directors.

There are no redemption or sinking fund provisions applicable to the Series B preferred stock.

The holders of shares of Series B preferred stock shall have no voting rights and their consent shall not be required (except to the extent required by applicable law) for taking any corporate action.

Subject to certain terms and conditions, each share of Series B preferred stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into that number of fully-paid, nonassessable shares of common stock equal to one times the total number of shares of Series B preferred stock then held by such shareholder; provided that if, prior to exercise of the option to convert such shares of Series B preferred stock, it is determined that such shareholder’s aggregate beneficial ownership immediately subsequent to such exercise would equal at least 38.5% of the Company’s total number of shares of common stock then outstanding, such shareholder’s right to convert shall be suspended until such time as such threshold would not be met upon such exercise.

Upon any liquidation, dissolution or winding up of the Company, the holders of shares of Series B preferred stock shall be entitled to receive, on a pari passu basis with holders of any shares of common stock, an aggregate amount per share equal to the aggregate amount to be distributed per share to holders of shares of common stock plus an amount equal to any accrued and unpaid dividends on such shares of Series B preferred stock.

Any shares of Series B preferred stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series B preferred stock and may be reissued in the same manner as common stock, subject to the conditions and restrictions on issuance set forth herein.

Holders of shares of Series B preferred stock are not entitled to any preemptive or subscription rights in respect of any securities of the Company.

The Series B preferred stock may be transferred to a holder’s affiliates, associates or family members and is subject to certain other requirements and restrictions on transfer. Transfers of Series B preferred stock to other transferees may trigger automatic conversion into common stock, and once such conversion has occurred, such shares of common stock may not be transferred back to the original transferor without the prior written approval of shareholders comprising no less than 60% of the outstanding shares of common stock.

Common Stock

As of April 1, 2021, there were approximately 38.6 million shares of our common stock issued and outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Shareholders do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such non-cumulative dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. Currently, we are not paying dividends. In the event of a liquidation, dissolution or winding up of us, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “RNWK.” The transfer agent and registrar for the common stock is Computershare Inc.

Washington Anti-Takeover Law and Certain Charter Provisions

Our articles of incorporation and bylaws contain provisions that may prevent or discourage a third party from acquiring us, even if the acquisition would be beneficial to our shareholders. Our board of directors also has the authority to fix the rights and preferences of shares of our preferred stock and to issue such shares without a shareholder vote.

We are subject to Chapter 23B.19 of the Washington Business Corporation Act, or the Washington Act. The Washington Act contains certain provisions that may have the effect of delaying, deterring or preventing a takeover or change in control of us. Chapter 23B.19 of the Washington Act prohibits us, with certain exceptions, from engaging in certain significant business transactions with an “acquiring person” (defined as a person, or group of persons, who acquires 10% or more of our voting securities) without the prior approval of our board of directors for a period of five years after such acquisition. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive any disproportionate benefit as a shareholder. After the five-year period, we may engage in otherwise proscribed transactions, so long as the transaction complies with certain fair price provisions of the Washington Act or is approved by a majority of disinterested shareholders within each voting group entitled to vote separately. We may not exempt ourselves from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of us.

Our articles of incorporation and bylaws provide that any special meetings of our shareholders may be called only by the board of directors, the chairman of our board, our president, or shareholders holding at least 25% of all the shares entitled to be cast on any issue proposed to be considered at the special meeting. Our articles of incorporation also provide that our board of directors be divided into three classes, with each class serving staggered three-year terms. Additionally, our articles of incorporation provide for a strategic transaction committee of the board of directors. Without the prior approval of this committee, and subject to certain limited exceptions, the board of directors does not have the authority to (1) adopt a plan of merger; (2) authorize the sale, lease, exchange or mortgage of assets representing more than 50% of the book value of our assets prior to the transaction or any other asset or assets on which our long-term business strategy is substantially dependent; (3) authorize our voluntary dissolution; or (4) take any action that has the effect of any of the above. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or us.

Shareholder Rights Plan

We have entered into a Second Amended and Restated Shareholder Rights Plan, or the Rights Plan, by and between us and our rights agent, Computershare Inc. Pursuant to the original implementation of the Rights Plan, our board of directors declared and distributed to the shareholders of record as of December 14, 1998 a dividend of one right for each outstanding share of our common stock. Such rights are not exercisable or transferable separately from shares of our common stock until the earlier of: (i) 10 business days following the first date of a public announcement that, without the prior approval of our board of directors, a person or group has acquired, or obtained the right to acquire, beneficial ownership of a designated percentage of the outstanding shares of our common stock and (ii) 10 business days following the commencement or announcement of an intention to make a tender or exchange offer that would result in an acquiring person or group beneficially owning a designated percentage of outstanding shares of our common stock (without the prior consent of our board of directors), unless our board of directors sets a later date (the earlier of such dates, is referred to as the Distribution Date). Our board of directors has the option to redeem such rights at a nominal cost or prevent such rights from being triggered. Prior to the Distribution Date, we are able to amend or supplement the Rights Plan without the consent of any of the holders of such rights. Following the Distribution Date, the Rights Plan could be amended to cure any ambiguity, to correct or supplement any inconsistent provision or any other provision so long as such amendment or supplement would not adversely affect the holders of the rights granted pursuant to the Rights Plan (other than an acquiring person or group) or, subject to certain limitations, to shorten or lengthen any time period under the Rights Plan. Such rights expire on December 2, 2023 unless earlier redeemed by us.

The rights granted pursuant to the Rights Plan (other than those rights held by an acquiring person or group), when exercisable, would entitle their holders to purchase a specified fraction of a share of preferred stock (subject to adjustment) or, in certain instances, other of our securities. In certain circumstances, if we, in a merger or consolidation, are not the surviving entity or dispose of more than 50% of our assets or earnings power, the rights would entitle their holders (other than an acquiring person or group) to purchase the highest priority voting shares in the surviving entity or its affiliates having a market value of two times the exercise price of the rights.

The Rights Plan, which is intended to encourage a potential acquiring person or group to negotiate directly with our board of directors, may have certain anti-takeover effects. The Rights Plan could significantly dilute the interests in us of an acquiring person or group. The Rights Plan could therefore have the effect of delaying, deterring or preventing a change in control of us.

DIVIDEND POLICY

We anticipate that we will retain all available funds and any future earnings, if any, for use in the operation of our business and do not anticipate paying cash dividends in the foreseeable future. In addition, our credit facilities materially restrict, and future debt instruments may materially restrict, our ability to pay dividends on our common stock. The declaration and payment of any future dividends, as well as the amount thereof, are subject to the discretion of our board of directors and will depend upon our results of operations, financial condition, capital levels, cash requirements, future prospects and other factors deemed relevant by our board of directors. Accordingly, there can be no assurance that we will declare and pay any dividends in the future. No cash dividends were paid in 2020 or 2019.

CAPITALIZATION

The following table summarizes our capitalization as of December 31, 2020:

•	on an actual basis;

•

on an as adjusted basis to reflect the receipt of approximately $                million in net proceeds from the sale and issuance by us of                shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our financial statements and the related notes incorporated by reference in this prospectus supplement and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K, as incorporated by reference herein.

	As of December 31, 2020
	Actual	As Adjusted
	(in thousands, except per share amounts)
Cash and cash equivalents	$23,940	$

Total liabilities, including current portion	35,869
Stockholders’ equity:
Series A: authorized 200 shares, no shares issued or outstanding	—
Series B: authorized 8,100 shares, issued and outstanding 8,065 shares in 2020	8
Undesignated series: authorized 51,700 shares	—
Common stock, $0.001 par value authorized 250,000 shares; issued and outstanding 38,424 shares in 2020	38
Additional paid-in capital	655,606
Accumulated other comprehensive loss	(60,641)

Accumulated deficit	(548,862)

Total equity	46,149

Total liabilities and equity	$81,756	$

The number of shares of our common stock outstanding immediately after this offering is based on 38,423,511 shares of our common stock outstanding as of December 31, 2020, and excludes:

•

6,499,000 shares of common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of December 31, 2020, with a weighted-average exercise price of $2.97 per share;

•	1,803,000 shares of common stock issuable upon the settlement of RSUs and RSAs outstanding as of December 31, 2020; and

•

3,685,000 shares of common stock reserved for future issuance under our stock-based compensation plans as of December 31, 2020, consisting of: 2,320,000 shares of common stock reserved for future issuance under our 2005 Stock Incentive Plan, or the 2005 Plan, and any additional shares that become available under our 2005 Plan pursuant to provisions thereof; and 1,365,000 shares of common stock reserved for future issuance under our 2020 Inducement Equity Incentive Plan, or the 2020 Plan, and any additional shares that become available under our 2020 Plan pursuant to provisions thereof.

DILUTION

If you invest in our common stock, you will experience immediate and substantial dilution in the net tangible book value of your shares of common stock. Dilution in net tangible book value represents the difference between the price to public per share of our common stock and the as adjusted net tangible book value per share, as adjusted to give effect to this offering.

Net tangible book value represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of December 31, 2020. Our net tangible book value as of December 31, 2020 was $                million, or $     per share. After giving effect to the sale and issuance by us of                shares of common stock in this offering at the public offering price of $    per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2020 would have been approximately $    million, or $    per share. This represents an immediate increase in net tangible book value of $    per share to existing stockholders and an immediate dilution of $    per share to new investors purchasing common stock in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Public offering price per share		$
Net tangible book value per share as of December 31, 2020	$
Increase in net tangible book value per share attributable to investors participating in the offering	$

As adjusted net tangible book value per share, as adjusted to give effect to this offering		$

Dilution in as adjusted net tangible book value per share to investors participating in this offering		$

If the underwriter exercises in full their option to purchase                shares of our common stock in this offering at the public offering price of $    per share, the as adjusted net tangible book value per share after the offering would be $    per share, the increase in the net tangible book value per share to existing stockholders would be $    per share, and the dilution to new investors purchasing common stock in this offering would be $    per share.

The number of shares of our common stock outstanding immediately after this offering is based on 38,423,511 shares of our common stock outstanding as of December 31, 2020, and excludes:

•

6,499,000 shares of common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of December 31, 2020, with a weighted-average exercise price of $2.97 per share;

•	1,803,000 shares of common stock issuable upon the settlement of RSUs and RSAs outstanding as of December 31, 2020; and

•

3,685,000 shares of common stock reserved for future issuance under our stock-based compensation plans as of December 31, 2020, consisting of: 2,320,000 shares of common stock reserved for future issuance under our 2005 Stock Incentive Plan, or the 2005 Plan, and any additional shares that become available under our 2005 Plan pursuant to provisions thereof; and 1,365,000 shares of common stock reserved for future issuance under our 2020 Inducement Equity Incentive Plan, or the 2020 Plan, and any additional shares that become available under our 2020 Plan pursuant to provisions thereof.

To the extent that any of our outstanding stock options are exercised or RSUs or RSAs vest, we grant additional stock options or other awards under our stock-based compensation plans, or we issue additional shares of common stock in the future, you will experience further dilution.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, U.S. Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof, all of which are subject to change, possibly with retroactive effect, which could result in U.S. federal income tax consequences different than those summarized below. We have not sought a ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary does not address the potential application of the U.S. federal tax on net investment income, the tax considerations arising under the laws of any state, local or other jurisdiction, or U.S. federal estate, gift or generation-skipping tax, except to the extent provided below. This summary is limited to investors who will hold our common stock as a capital asset for tax purposes. This summary does not address all tax considerations that may be important to a particular investor in light of the investor’s circumstances or to certain categories of non-U.S. investors that may be subject to special rules, including, without limitation:

•	banks, insurance companies or other financial institutions (except to the extent specifically set forth below);

•	tax-exempt organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•	U.S. expatriates, certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Therefore, this summary does not address tax considerations applicable to partnerships that hold our common stock. Accordingly, partnerships that hold our common stock and partners in such partnerships should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate, gift, and generation-skipping tax rules or under the tax laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our common stock, other than a partnership that is not: (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions, or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If you are a non-U.S. citizen individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

Distributions on Common Stock

If we make distributions on our common stock, these distributions generally will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent these distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

Subject to the discussion below regarding withholding on foreign accounts, any dividend paid to you generally will be subject to U.S. withholding either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If you are eligible for a reduced rate of withholding pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, attributable to a permanent establishment maintained by you in the United States) are exempt from withholding. In order to claim this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying exemption. Such effectively connected dividends, although not subject to withholding, are taxed at the same U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

Subject to the discussion below regarding withholding on foreign accounts, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the U.S.);

•

you are an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and your holding period for our common stock.

If you are described in the first bullet above, you will generally be required to pay tax on the net gain derived from the sale at the same U.S. federal income tax rates applicable to U.S. persons (net of certain deductions and credits), and if you are a corporate non-U.S. holder, you may be subject to branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. If you are described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, our common stock will be treated as a U.S. real property interest only if you actually or constructively hold more than 5% of such regularly traded common stock at any time during the applicable period described above.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. stockholders of our common stock generally will not apply to dividends paid to a non-U.S. holder so long as the non-U.S. holder certifies its foreign status or otherwise establishes an exemption by properly certifying non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

Under the Treasury regulations, the payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and the broker does not have actual knowledge or reason to know the holder is a U.S. person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our common stock through a non-U.S. office of a broker that is:

•	a U.S. person (including a foreign branch or office of such person);

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•

a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary). Backup withholding is not an additional tax. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information or returns are furnished to the IRS in a timely manner.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax of 30% on certain “withholdable payments,” including on dividends on, and the gross proceeds of a disposition of, our common stock to a “foreign financial institution” (as specifically defined for this purpose) unless such institution provides the withholding agent with a certification as to its FATCA status and either enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or such institution otherwise qualifies for an exemption. A U.S. federal withholding tax of 30% is generally imposed on dividends on, and the gross proceeds of a disposition of, our common stock to a non-financial foreign entity unless such entity provides the withholding agent with a certification as to its FATCA status and either a certification that it does not have any substantial direct or indirect U.S. owners or information regarding direct and indirect U.S. owners of the entity or such entity otherwise qualifies for an exemption. Under applicable Treasury Regulations and IRS guidance, the withholding provisions described above currently apply to payments of dividends paid on our common stock, if any. FATCA generally would have applied to payments of gross proceeds from a sale or other disposition of our common stock, but under proposed Treasury Regulations (the preamble to which specifies that taxpayers are permitted to rely on such proposed Treasury Regulations pending finalization), no withholding would apply with respect to payments of gross proceeds. You should consult your tax advisors regarding the application of these withholding provisions to you.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death generally will be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

We and the underwriter named below have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, the underwriter has agreed to purchase the number of shares of common stock indicated in the following table. Lake Street Capital Markets, LLC is the sole underwriter.

Underwriter	Number of Shares of common stock
Lake Street Capital Markets, LLC

The underwriter is offering the shares of common stock subject to acceptance of the shares of common stock from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus supplement is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all the shares of common stock offered by this prospectus if any such shares are purchased. However, the underwriter is not required to take or pay for the shares of common stock covered by the underwriter’s option to purchase additional securities described below. If the underwriter defaults, the underwriting agreement provides that the underwriting agreement may be terminated.

Over-Allotment Option

The underwriter has an option to buy up to an additional                shares of common stock from us to cover sales by the underwriter of a greater number of shares of common stock than the total number set forth in the table above. It may exercise that option for 30 days.

Discount, Commissions and Expenses

The following table shows the per share of common stock and total underwriting discounts and commissions to be paid to the underwriter by us. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares of common stock.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We have agreed to reimburse the underwriter for its out-of-pocket expenses in connection with the offering, including underwriter’s counsel legal fees and disbursements, in an amount up to $175,000. The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, will be approximately $                million.

The underwriter has advised us that it proposes initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to securities dealers a discount of up to $                per ordinary share from the public offering price. After the initial offering of the shares of common stock, the underwriter may change the offering price and the other selling terms. The offering of the shares of common stock by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwrites may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed, for a period of 90 days after the date of this prospectus, and our executive officers, directors and certain affiliates have agreed, for a period of 90 days after the date of this prospectus, without the prior written consent of Lake Street Capital Markets LLC, not to (1) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares or Derivative Instruments now owned or hereafter acquired by such person, (2) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by such person or someone other than such person), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of common stock or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Common Stock or other securities, in cash or otherwise or (3) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (1) above or transaction or arrangement described in clause (2) above.

The restrictions described in the immediately preceding paragraph do not apply to, among other items and subject to certain additional limitations, including in some cases, that any transferee, donee or distributee shall sign and deliver a lock-up agreement to Lake Street Capital Markets LLC:

• transfers as a bona fide gift or gifts, including to charitable organizations;

• transfers by will or intestacy;

• transfers to any immediate family member;

• transfers to any trust or other entities formed for the direct or indirect benefit of the shareholder or an immediate family member;

•  if the shareholder is a corporation, partnership, limited liability company, trust or other business entity, transfers (a) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate shareholder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the shareholder, or (b) as part of a distribution, transfer or disposition without consideration by the shareholder to its stockholders, partners, members or other equity holders;

• transfers in transactions consisting of shares of common stock that the shareholder may purchase in open market transactions on or after the date of this prospectus;

•  transfers (a) to us for the purposes of exercising on a “net exercise” or “cashless” basis options or other rights to purchase shares of common stock and (b) in connection with the vesting or settlement of restricted stock units, any transfer to us for the payment of tax withholdings or remittance payments due as a result of the vesting or settlement of such restricted stock units, in all such cases, pursuant to equity awards granted under a stock incentive plan or other equity award plan;

•  the establishment of a trading plan by the shareholder pursuant to Rule 10b5-1 under the Exchange Act, provided such plan does not provide for the transfer of securities during the restricted period;

• • transfers by operation of law pursuant to a qualified domestic order or divorce settlement;

•  transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our shares of common stock involving a change of control of our company;

• transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible; and

•  the conversion of any shares of outstanding preferred stock of any series, warrants to acquire preferred stock or convertible securities into Common Shares or warrants to acquire Common Shares; provided that any such Common Shares or warrants received upon such conversion shall be subject to the terms of the lock-up agreement.

Lake Street Capital Markets LLC may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Listing

Our shares of common stock are currently listed on the Nasdaq Global Select Market under the symbol “RNWK.”

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of the shares of common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter under the option to purchase additional securities. The underwriter can close out a covered short sale by exercising the option to purchase additional securities or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional securities. The underwriter may also sell shares in excess of the option to purchase additional securities, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of common stock in the open market in order to stabilize the price. These activities may raise or maintain the market price of the shares of common stock above independent market levels or prevent or retard a decline in the market price of the shares. The underwriter may carry out these transactions on the Nasdaq Global Select Market in the over-the-counter market or otherwise. The underwriter is not required to engage in these activities and may end any of these activities at any time.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriter and it may distribute prospectuses electronically. The underwriter may allocate a number of shares for sale to its online brokerage account holders. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which the accompanying prospectus forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

The underwriter and its affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriter and certain of its affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus supplement does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (a) in which such an offer or solicitation is not authorized; (b) in which any person making such offer or solicitation is not qualified to do so; or (c) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of common stock or possession or distribution of this prospectus supplement or any other offering or publicity material relating to the shares of common stock in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares of common stock or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of shares of common stock by it will be made on the same terms.

Notice to Canadian Residents (Alberta, British Columbia, Manitoba, Ontario and Québec Only)

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the shares of common stock described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriter in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the requirement that the issuer prepare and file a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Securities will be deemed to have represented to the issuer, the underwriter and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Personal Information

We and the representatives hereby notify prospective Canadian purchasers that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email address, if provided, and the number and type of securities purchased, the total purchase price paid for such securities, the date of the purchase and specific details of the prospectus exemption relied upon under applicable securities laws to complete such purchase) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the securities regulatory authority or regulator in accordance with NI 45-106, (c) such personal information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it under the securities legislation of the applicable legislation, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of the applicable jurisdiction, and (e) the purchaser may contact the applicable securities regulatory authority or regulator by way of the contact information provided in Schedule 2 to Form 45-106F1. Prospective Canadian purchasers that purchase securities in this offering will be deemed to have authorized the indirect collection of the personal information by each applicable securities regulatory authority or regulator, and to have acknowledged and consented to such information being disclosed to the Canadian securities regulatory authority or regulator, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares of common stock may be made to the public in that Relevant Member State other than:

A. to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B. to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented to, acknowledged to and agreed with the underwriter and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, an “offer of shares to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to and is directed only at and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, or (ii) who are high net-worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this prospectus or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this prospectus supplement relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of and has been prepared without regard to the disclosure standards for issuance of prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares of common stock or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, us or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

Notice to Prospective Investors in the Dubai International Financial Centre (DIFC)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The securities to which this prospectus supplement relates may be illiquid or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or SFO, and any rules made under that ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that ordinance.

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The shares of common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of the SFA; or

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Australia

This document:

• does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•  has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•  does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•  may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares of common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of common stock, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares of common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of common stock, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Chile

The shares of common stock are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the shares of common stock do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares of common stock in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Notice to Prospective Investors in the United Arab Emirates

The shares of common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Bermuda

Shares of common stock may be offered or sold in Bermuda only in accordance with the provisions of the Investment Business Act 2003 (as amended) of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to Prospective Investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority, or CMA, pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Notice to Prospective Investors in the British Virgin Islands

The shares of common stock may be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of the Securities and Investment Business Act, 2010, or SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds, (ii) a company, any securities of which are listed on a recognized exchange and (iii) persons defined as “professional investors” under SIBA, which is any person (a) whose ordinary business involves, whether for that person’s own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of our property or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has net worth in excess of $1,000,000 and that he consents to being treated as a professional investor.

Notice to Prospective Investors in China

This document does not constitute a public offer of shares of common stock, whether by sale or subscription, in the People’s Republic of China, or the PRC. The shares of common stock are not being offered or sold directly or indirectly in the PRC to, or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares of common stock or any beneficial interest therein without obtaining all prior PRC governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by us and our representatives to observe these restrictions.

Notice to Prospective Investors in Korea

The shares of common stock have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the shares of common stock have been and will be offered in Korea as a private placement under the FSCMA. None of the shares of common stock may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The shares of common stock have not been listed on any securities exchanges in the world including the Korea Exchange in Korea. Furthermore, the purchaser of the shares of common stock shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares of common stock. By the purchase of the shares of common stock, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares of common stock pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares of common stock has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission, (ii) a holder of a Capital Markets Services License, (iii) a person who acquires the shares of common stock, as principal, if the offer is on terms that the shares of common stock may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction, (iv) an individual whose total net personal assets or total net joint assets with their spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual, (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months, (vi) an individual who, jointly with their spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months, (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts, (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies), (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010, (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010 and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares of common stock is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus supplement is subject to Malaysian laws. This prospectus supplement does not constitute and may not be used for the purpose of a public offering or an issue of, offer for subscription or purchase or invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to Prospective Investors in Taiwan

The shares of common stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares of common stock in Taiwan.

Notice to Prospective Investors in South Africa

Due to restrictions under the securities laws of South Africa, the shares of common stock are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

i the offer, transfer, sale, renunciation or delivery is to:

(a) persons whose ordinary business is to deal in securities, as principal or agent;

(b) the South African Public Investment Corporation;

(c) persons or entities regulated by the Reserve Bank of South Africa;

(d) authorized financial service providers under South African law;

(e) financial institutions recognized as such under South African law;

(f)   a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

(g) any combination of the person in (a) to (f); or

ii the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted), or the South African Companies Act) in South Africa is being made in connection with the issue of the shares of common stock. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the shares of common stock in South Africa constitutes an offer of the shares of common stock in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as SA Relevant Persons). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Seattle, Washington. Sheppard, Mullin, Richter  & Hampton LLP, is representing the underwriter.

EXPERTS

The consolidated financial statements as of December 31, 2020 and for the year then ended, and the adjustments to the 2019 financial statements to retrospectively apply the accounting for discontinued operations incorporated by reference in this prospectus supplement and the accompanying prospectus, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of RealNetworks, Inc. as of December 31, 2019 and for the year then ended, incorporated by reference herein, include the effects of the adjustment to retrospectively present the disposition of Napster as discontinued operations as described in Note 4 to the consolidated financial statements. KPMG LLP, an independent registered public accounting firm, audited the consolidated financial statements as of December 31, 2019, and for the year then ended, before the effects of the retrospective adjustment, which financial statements are not incorporated by reference herein. BDO USA, LLP, an independent registered public accounting firm, audited the retrospective adjustment. The consolidated financial statements of RealNetworks, Inc. as of December 31, 2019, and for year then ended, have been incorporated by reference herein in reliance upon the reports of (1) KPMG LLP, solely with respect to the financial statements before the effects of the retrospective adjustment, and (2) BDO USA, LLP, solely with respect to the retrospective adjustment, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. RealNetworks, Inc. has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP’s consent to the incorporation by reference of its audit report on the Company’s past financial statements incorporated by reference in this registration statement.

The audit report covering the December 31, 2019 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and anticipated negative operating cash flows raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.realnetworks.com. Information accessible on or through our website is not a part of this prospectus supplement.

This prospectus supplement is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus supplement forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus supplement by reference. Statements in this prospectus supplement and accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement and accompanying prospectus is considered to be part of this prospectus supplement. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus supplement forms a part is terminated or completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 15, 2021, as amended by the Form 10-K/A filed on April 6, 2021;

•	our Current Reports on Form 8-K filed on January 5, 2021, February 2, 2021, February 10, 2021 and February 16, 2021;

•

The description of our common stock contained in the Registration Statement on Form 8-A relating thereto, filed on September 26, 1997, including any amendment or report filed for the purpose of updating such description; and

•

The description of our preferred share purchase rights contained in the Registration Statement on Form 8-A relating thereto, filed on December 14, 1998, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

RealNetworks, Inc.

1501 First Avenue South, Suite 600

Seattle, Washington 98134

Attn: Investor Relations

(206) 674-2700

PROSPECTUS

RealNetworks, Inc.

$100,000,000

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Subscription Rights

Purchase Contracts

Units

We may issue securities from time to time in one or more offerings, in amounts, at prices and on terms determined at the time of offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus, which will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest. The aggregate offering price of the securities we sell pursuant to this prospectus will not exceed $100,000,000.

The securities may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we expect to receive from that sale will also be set forth in a prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “RNWK.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Investing in these securities involves risks. Please carefully read the information under the headings “Risk Factors” beginning on page 3 of this prospectus and “Item 1A – Risk Factors” of our most recent report on Form 10-K or 10-Q that is incorporated by reference in this prospectus before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 29, 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that may be offered. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with information that is different from that contained, or incorporated by reference, in this prospectus, any applicable prospectus supplement or in any related free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any applicable prospectus supplement or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the applicable prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth under the section of this prospectus captioned “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Unless the context indicates otherwise, references in this prospectus to “RealNetworks, Inc.,” “we,” “our” and “us” refer, collectively, to RealNetworks, Inc., a Washington corporation, and its subsidiaries taken as a whole.

Company Overview

RealNetworks invented the streaming media category in 1995 and continues to build on its foundation of digital media expertise and innovation. In recent years, we have leveraged our technical expertise and access to proprietary data sources to develop a new generation of artificial intelligence (AI)-based products and services. These products and services are designed to help customers be safer and smarter, and for their companies to be more efficient and more successful. The main two products and key investment initiatives in our AI portfolio are SAFR, our AI-based computer vision platform, and KONTXT, our natural language processing-based (NLP) message classification and analysis product.

SAFR leverages the power of AI to enhance security and convenience for our customers around the globe with fast, accurate, unbiased face recognition and additional person- and object-based AI capabilities. KONTXT is based on AI NLP analysis, allowing our customers to analyze and classify multiple billions of messages monthly in real time in order to protect end consumers from spam and fraud. Our focus on AI-based products and our data science resources allows us to be agile, continuously evolving, and rapidly creating new solutions to solve customers’ problems.

In addition to our AI solutions, our consumer products also feature GameHouse Original Stories, a unique IP portfolio of free-to-play mobile games, used by millions of players. Our consumer products also include ringback tones, which we license to consumers through mobile operators, and the renowned RealPlayer, which introduced streaming to the world in 1995 and today provides millions of people worldwide a powerful way to stream, download, store, organize, and experience the rapidly expanding universe of digital media content. We also create video compression and enhancement technology, which we primarily license to OEMs, including manufacturers of mobile devices, smart TVs, and set-top boxes.

Corporate Information

We were incorporated in 1994 in the State of Washington. Our common stock is listed on the NASDAQ Stock Market under the symbol “RNWK.”

The Securities That May Be Offered

We may offer or sell common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts and units in one or more offerings and in any combination. The aggregate offering price of the securities we sell pursuant to this prospectus will not exceed $100,000,000. Each time securities are offered with this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered and the net proceeds we expect to receive from that sale.

The securities may be sold to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the section of this prospectus captioned “Plan of Distribution.” Each prospectus supplement will set forth the names of any underwriters, dealers, agents or other entities involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred shareholders. Dividends shall be payable when, as and if declared by the board of directors, subject to the preference and priority of the Series A Preferred Stock and Series B Preferred Stock thereto, as set forth in the Amended and Restated Articles of Incorporation. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights.

Preferred Stock

Our board of directors has the authority, subject to limitations prescribed by Washington law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our shareholders. Each series of preferred stock offered by us will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of our liquidation, dissolution or winding up, voting rights and rights to convert into common stock.

Depositary Shares

We may issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Each series of depositary shares or depositary receipts offered by us will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of our liquidation, dissolution or winding up, voting rights and rights to convert into common stock.

Debt Securities

We may offer secured or unsecured obligations in the form of one or more series of senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities. We may issue debt securities that are convertible into shares of our common stock.

The debt securities will be issued under an indenture between us and a trustee to be identified in an accompanying prospectus supplement. We have summarized the general features of the debt securities to be governed by the indenture in this prospectus and the form of indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read the indenture.

Warrants

We may offer warrants for the purchase of common stock, preferred stock, debt securities or depositary shares. We may offer warrants independently or together with other securities.

Subscription Rights

We may offer subscription rights to purchase our common stock, preferred stock, debt securities, depositary shares, warrants or units consisting of some or all of these securities. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering.

Purchase Contracts

We may offer purchase contracts, including contracts obligating holders or us to purchase from the other a specific or variable number of securities at a future date or dates.

Units

We may offer units comprised of one or more of the other classes of securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.

RISK FACTORS

An investment in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the section in the applicable prospectus supplement captioned “Risk Factors,” together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under “Part I—Item 1A—Risk Factors” of our most recent Annual Report on Form 10-K and in “Part II—Item 1A—Risk Factors” in our most recent Quarterly Report on Form 10-Q filed subsequent to such Form 10-K that are incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

This prospectus and the documents incorporated by reference in this prospectus may contain market data that we obtain from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that our industry sources are reliable, we do not independently verify the information. The market data may include projections that are based on a number of other projections. While we believe these assumptions to be reasonable and sound as of the date of this prospectus, actual results may differ from the projections.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. Unless otherwise provided in the applicable prospectus supplement, we currently expect to use the net proceeds that we receive from this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire, license or invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction. The expected use of net proceeds of this offering represents our current intentions based on our present plans and business conditions. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering. Pending these uses, we plan to invest the net proceeds of this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DESCRIPTION OF CAPITAL STOCK

The description of our capital stock is incorporated by reference to Exhibit 3.1, Exhibit 3.2, Exhibit 4.1 and Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 15, 2021.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities we may issue. The debt securities we may issue will be issued under an indenture between us and a trustee to be specified in an accompanying prospectus supplement (the “trustee”) in one or more series established in or pursuant to a board resolution and set forth in an officer’s certificate or a supplemental indenture. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus, including, without limitation, whether the debt securities will be senior or subordinated debt securities. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. We have summarized certain terms and provisions of the indenture below. The summary is not complete. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. You should read the indenture and officer’s certificate or supplemental indenture (including the form of debt security) relating to the applicable series of debt securities for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). In this description of the debt securities, the words “we,” “us,” or “our” refer only to RealNetworks, Inc. and not to any of our subsidiaries, unless we expressly state or the context otherwise requires.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indenture. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated and if such debt securities are subordinated, the subordination provisions applicable to such series of debt securities;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•

the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any redemption provisions at our option and any applicable redemption prices associated with these provisions;

•

any obligation by us to redeem or repurchase any debt securities pursuant to any sinking fund or similar provision or any redemption or repurchase at the option of the holder and any applicable redemption or repurchase terms and conditions and prices associated with these provisions;

•	if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•

if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•

if the principal, premium or interest on debt securities is payable at our option or the holder thereof in one or more currencies or currency units other than those in which debt securities are payable, the currency or currency units in which the principal, premium or interest on the debt securities as to which such election is made shall be payable and the terms and conditions associated with these provisions;

•

the percentage of the principal amount at which the debt securities may be issued, and if other than the entire amount, the portion of the principal amount that will be payable upon acceleration of maturity;

•

if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•

if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and Discharge; Defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions, including the terms and conditions associated with these provisions;

•

whether the debt securities will be issuable in the form of a global security, the depositary for any such global security, the form of legends for any global security and the terms for exchanging any such global security into a definitive registered debt security;

•	any change in the right of the trustee or the requisite percentage of holders to declare the principal amount due and payable upon an event of default;

•	any deletion, addition or change in the events of default or covenants or other provisions applicable to the series of debt securities, or any that are not applicable to the series of debt securities;

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any provisions relating to guaranties for the debt securities and any circumstances under which there may be additional obligors;

•	any provisions granting special rights to holders when a specified event occurs;

•	any provision with respect to any special interest premium or other premium;

•	any special tax provisions that apply to the debt securities;

•	with respect to the debt securities that do not bear interest, the dates for any required reports to the applicable trustee;

•	any and all additional, eliminated or changed terms that will apply to the debt securities; and

•	any other terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any partial redemption of debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion of the debt security being redeemed in part.

We will appoint the trustee as the initial security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian;

•	be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The trustee will initially be designated as our paying agent.

We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due,

will be repaid to us thereafter. The holder may look only to us for such payment.

No Protection in the Event of a Change of Control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly-leveraged transaction, whether or not such transaction results in a change in control.

Covenants

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any financial or restrictive covenants.

Consolidation, Merger and Sale of Assets

Unless we indicate otherwise in a prospectus supplement with respect to a particular series of debt securities, we may not consolidate with or merge into any other person (other than one of our subsidiaries), in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (other than to one or more subsidiaries of RealNetworks, Inc.), unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership, trust or other business entity;

•	the successor entity assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions specified in the indenture are met.

Events of Default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indenture:

•	we fail to pay principal of or any premium or the redemption price on any debt security of that series when due;

•	we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

•	we fail to deposit any sinking fund payment when due;

•	we fail to perform any covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indenture; and

•	certain events involving our bankruptcy, insolvency or reorganization.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest thereon, if any, to be due and payable immediately.

Unless we indicate otherwise in a prospectus supplement, if an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest thereon, if any, will automatically become immediately due and payable. Notwithstanding the foregoing, each indenture will provide that we may, at our option, elect that the sole remedy for an event of default relating to our failure to comply with our obligations described under the section entitled “Reports” below or our failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 360 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the relevant series of debt securities at an annual rate equal to (1) 0.25% of the principal amount of such series of debt securities for the first 180 days after the occurrence of such event of default and (2) 0.50% of the principal amount of such series of debt securities from the 181st day to, and including, the 360th day after the occurrence of such event of default, which we call “additional interest.” If we so elect, the additional interest will accrue on all outstanding debt securities from and including the date on which such event of default first occurs until such violation is cured or waived and shall be payable on each relevant interest payment date to holders of record on the regular record date immediately preceding the interest payment date. On the 361st day after such event of default (if such violation is not cured or waived prior to such 361st day), the debt securities will be subject to acceleration as provided above. In the event we do not elect to pay additional interest upon any such event of default in accordance with this paragraph, the debt securities will be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 360 days after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraph, we must notify all holders of debt securities and the trustee and paying agent of such election prior to the close of business on the first business day following the date on which such event of default occurs. Upon our failure to timely give such notice or pay the additional interest, the debt securities will be immediately subject to acceleration as provided above.

After acceleration, the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder of debt securities of any series will not have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

•

the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement from our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and Waiver

Unless we indicate otherwise in a prospectus supplement, the trustee and we may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

We may also make modifications and amendments to the indenture for the benefit of holders without their consent, for certain purposes including, but not limited to:

•

to evidence the succession of another person to RealNetworks, Inc., or successive successions, and the assumption by any such successor of the covenants of RealNetworks, Inc. in the indenture in compliance with the indenture;

•	adding covenants for the benefit of holders of the debt securities of a series or surrendering any right or power conferred upon RealNetworks, Inc.;

•	adding events of default for the benefit of holders of all or any series of debt securities;

•

making certain changes to facilitate the issuance of the debt securities in registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of securities in uncertificated form;

•

to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities, provided that any such addition, change or elimination (1) shall neither (a) apply to any security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (b) modify the rights of the holder of any such security with respect to such provision or (2) shall become effective only when there is no such debt security outstanding;

•	securing the debt securities of a series, including provisions regarding the circumstances under which collateral may be released and substituted;

•	providing for guaranties of, or adding additional obligors on, the debt securities of a series;

•	to establish the form or term of debt securities as permitted by the indenture;

•	providing for a successor trustee or additional trustees;

•	conforming the indenture to the description of the debt securities set forth in this prospectus or the accompanying prospectus supplement;

•	curing any ambiguity, defect or inconsistency (or to make any other provisions with respect to matters or questions arising under the indenture;

•

supplementing any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the debt securities of a series, provided that such action shall not adversely affect the interest of the holders of such series of debt securities in any material respect;

•

make such other provisions in regard to matters or questions arising under the indenture or under any supplemental indentures as our board of directors may deem necessary or desirable, and which does not in each case adversely affect the interests of the holders of the debt securities of a series; and

•	comply with requirements of the SEC in order to effect or maintain the qualifications of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

•

reduce the principal, premium, if any, or interest on any debt security or any premium payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

•	reduce the principal of an original issue discount debt security or any other debt security payable on acceleration of maturity;

•	change the place of payment or the currency in which any debt security or any premium or interest is payable;

•	impair the right to enforce any payment after the stated maturity (or in the case of redemption, on or after the redemption date);

•

modify any of the provisions relating to the percentage in principal amount outstanding of debt securities of a series which must consent to an amendment, supplement or waiver or consent to take any action, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security of such series affected thereby; provided, however, that this clause shall not be deemed to require the consent of any holder of the debt securities of a series with respect to changes in the references to “the Trustee” and concomitant changes relating to such percentage in principal amount outstanding of debt securities of a series which must consent to any such amendment, supplement or waiver or consent to take action, or the deletion of this proviso, in accordance with the requirements of providing for a successor trustee or additional trustees; or

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

The indenture contains a provision that permits us to elect either or both of the following:

•

we may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•

we may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations. As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

With respect to debt securities of any series that are denominated in a currency other than United States dollars, “foreign government obligations” means:

•

direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in Euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

•

obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indenture and the debt securities of each series will be governed by, and construed under, the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indenture or any supplemental indentures. The indenture provides that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indenture and the issuance of the debt securities of such series.

Regarding the Trustee

The indenture limits the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

The trustee will be permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, or depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the form of the deposit agreement, our amended and restated articles of incorporation and the articles of amendment for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the underlying preferred stock.

If there is a distribution other than in cash, the depositary will distribute property (including securities) received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property and distributing the net proceeds from the sale to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of us, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as prescribed in the articles of incorporation, as set forth in the applicable prospectus supplement.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the consideration payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent that it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of the Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges (including those in connection with the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the preferred stock and the transferring, splitting or grouping of depositary receipts) as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed;

•

there has been a final distribution of the preferred stock in connection with the consummation of a liquidation transaction in accordance with our amended and restated articles of incorporation, and such distribution has been made to all the holders of depositary shares; or

•	such arrangement is otherwise required, by change in applicable law, rule, regulation or contract, in order for us or the depositary to comply with such applicable law, rule, regulation or contract.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time, in each case. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either is prevented or delayed by law or any circumstance beyond its control in performing its obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and its duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and the depositary by the holder(s) of the preferred stock or depositary receipts evidencing such depositary shares or preferred stock. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the applicable prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the expiration date of the warrants. The applicable prospectus supplement will also describe the following terms of any warrants:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•

whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	if applicable, the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•

the designation and terms of any equity securities (including the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock) purchasable upon exercise of the warrants and the price at which those equity securities may be purchased;

•	if applicable, the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

•

if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which any warrants issued as part of a unit and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions, and other provisions for changes to or adjustment in the exercise price, of the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

The descriptions of the warrants in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable warrant agreements. These descriptions do not restate those warrant agreements in their entirety and may not contain all the information that you may find useful. The specific terms of any warrants may differ from the description provided above as a result of negotiations with third parties in connection with the issuance of those warrants, as well as for other reasons. We urge you to read the applicable warrant agreements because they, and not the summaries, define your rights as holders of the warrants. For more information, please review the forms of the relevant warrant agreements, which will be filed with the SEC promptly after the offering of warrants and will be available as described in the section of this prospectus captioned “Where You Can Find More Information.”

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our common stock, preferred stock, debt securities, depositary shares, warrants or units consisting of some or all of these securities. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the price, if any, for the subscription rights;

•

the exercise price payable for our common stock, preferred stock, debt securities, depositary shares, warrants or units consisting of some or all of these securities upon the exercise of the subscription rights;

•	the number of subscription rights to be issued to each shareholder;

•

the number and terms of our common stock, preferred stock, debt securities, depositary shares, warrants or units consisting of some or all of these securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•

any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights, including the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•

the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities or an over-allotment privilege to the extent the securities are fully subscribed; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The descriptions of the subscription rights in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable subscription right agreements. These descriptions do not restate those subscription right agreements in their entirety and may not contain all the information that you may find useful. The specific terms of any subscription rights agreement may differ from the description provided above as a result of negotiations with third parties in connection with the issuance of those subscription rights, as well as for other reasons. We urge you to read the applicable subscription right agreements because they, and not the summaries, define your rights as holders of the subscription rights. For more information, please review the forms of the relevant subscription right agreements, which will be filed with the SEC promptly after the offering of subscription rights and will be available as described in the section of this prospectus captioned “Where You Can Find More Information.”

DESCRIPTION OF PURCHASE CONTRACTS

The following description summarizes the general features of the purchase contracts that we may offer under this prospectus. Although the features we have summarized below will generally apply to any future purchase contracts we may offer under this prospectus, we will describe the particular terms of any purchase contracts that we may offer in more detail in the applicable prospectus supplement. The specific terms of any purchase contracts may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those purchase contracts, as well as for other reasons. Because the terms of any purchase contracts we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of any purchase contract that we may offer under this prospectus before the sale of the related purchase contract. The descriptions of the purchase contract terms in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable purchase contracts. These descriptions do not restate those purchase contracts in their entirety and may not contain all the information that you may find useful. We urge you to read any applicable prospectus supplement related to specific purchase contracts being offered, as well as the complete instruments that contain the terms of the securities that are subject to those purchase contracts. Certain of those instruments, or forms of those instruments, have been filed as exhibits to the registration statement of which this prospectus is a part, and supplements to those instruments or forms may be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our securities at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of our securities.

If we offer any purchase contracts, certain terms of that series of purchase contracts will be described in the applicable prospectus supplement, including, without limitation, the following:

•	the price of the securities or other property subject to the purchase contracts (which may be determined by reference to a specific formula described in the purchase contracts);

•

whether the purchase contracts are issued separately, or as a part of units each consisting of a purchase contract and one or more of our other securities, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract;

•	any requirement for us to make periodic payments to holders or vice versa, and whether the payments are unsecured or pre-funded;

•	any provisions relating to any security provided for the purchase contracts;

•

whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	a discussion of certain U.S. federal income tax considerations applicable to the purchase contracts;

•	whether the purchase contracts will be issued in fully registered or global form; and

•	any other terms of the purchase contracts and any securities subject to such purchase contracts.

For more information, please review the forms of the relevant purchase contracts, which will be filed with the SEC promptly after the offering of purchase contracts and will be available as described in the section of this prospectus captioned “Where You Can Find More Information.”

DESCRIPTION OF UNITS

We may issue units comprising two or more securities described in this prospectus in any combination. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.

Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see the section of this prospectus captioned “Where You Can Find More Information.”

The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the unit offerings in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable unit offerings. These descriptions do not restate those unit agreements in their entirety and may not contain all the information that you may find useful. The specific terms of any unit agreement may differ from the description provided above as a result of negotiations with third parties in connection with the issuance of those units, as well as for other reasons. We urge you to read the applicable unit agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the forms of the relevant unit agreements, which will be filed with the SEC promptly after the offering of units and will be available as described in the section of this prospectus captioned “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell securities:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing securityholders.

We may directly solicit offers to purchase securities or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices that may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price;

•	if applicable, the names of any selling securityholders;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing securityholders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Agents, underwriters, dealers and other persons may be entitled under agreements that they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•

the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery.

The underwriters and other persons acting as agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over-allot in connection with the offering, creating a short position for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than two scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Seattle, Washington. Additional legal matters may be passed on for us, or any underwriters, dealers or agents by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2020 and for the year then ended, and the adjustments to the 2019 financial statements to retrospectively apply the accounting for discontinued operations incorporated by reference in this Prospectus, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of RealNetworks, Inc. as of December 31, 2019 and for the year then ended, incorporated by reference herein, include the effects of the adjustment to retrospectively present the disposition of Napster as discontinued operations as described in Note 4 to the consolidated financial statements. KPMG LLP, an independent registered public accounting firm, audited the consolidated financial statements as of December 31, 2019, and for the year then ended, before the effects of the retrospective adjustment, which financial statements are not incorporated by reference herein. BDO USA, LLP, an independent registered public accounting firm, audited the retrospective adjustment. The consolidated financial statements of RealNetworks, Inc. as of December 31, 2019, and for the year then ended, have been incorporated by reference herein in reliance upon the reports of (1) KPMG LLP, solely with respect to the financial statements before the effects of the retrospective adjustment, and (2) BDO USA, LLP, solely with respect to the retrospective adjustment, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. RealNetworks, Inc. has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP’s consent to the incorporation by reference of its audit report on the Company’s past financial statements incorporated by reference in this registration statement.

The audit report covering the December 31, 2019 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and anticipated negative operating cash flows raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.realnetworks.com. Information accessible on or through our website is not a part of this prospectus.

This prospectus and any prospectus supplement is part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2020;

•

the portions of our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) that are incorporated by reference into our Annual Report on Form  10-K, filed with the SEC on March 15, 2021;

•	our Current Reports on Form 8-K filed on January 5, 2021, February 2, 2021, February 10, 2021 (but not the information furnished under Item 2.02) and February 16, 2021;

•

The description of our common stock contained in the Registration Statement on Form 8-A relating thereto, filed on September 26, 1997, including any amendment or report filed for the purpose of updating such description; and

•

The description of our preferred share purchase rights contained in the Registration Statement on Form 8-A relating thereto, filed on December 14, 1998, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

RealNetworks, Inc.

1501 First Avenue South, Suite 600

Seattle, Washington 98134

Attn: Investor Relations

(206) 674-2700

Shares

Common Stock

PROSPECTUS SUPPLEMENT

, 2021

Lake Street